Exhibit (g)(ii)(2)

The Select Sector SPDR® Trust

One Lincoln Street

Boston, MA 02111

State Street Bank and Trust Company

One Lincoln Street

Boston, Massachusetts 02111

Ladies and Gentlemen:

Reference is made to the Custodian Contract between us dated as of December 1, 1998, as amended to date (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the creation of the following additional investment portfolios of The Select Sector SPDR Trust:

•	The Financial Services Select Sector SPDR Fund; and

•	The Real Estate Select Sector SPDR Fund (collectively, the “New Funds”).

In accordance with Section 16 of the Agreement, we request that you act as Custodian with respect to the New Funds.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

The Select Sector SPDR Trust

By:
Jesse D. Hallee
Secretary

Accepted:

State Street Bank and Trust Company

By:
Gunjan Kedia
Executive Vice President

As of October 6, 2015